Exhibit 10.21.2

Transphorm, Inc.	115 Castilian Drive, Goleta, CA 93117	805-456-1300

May 21, 2015
Leader Ventures, LLC
Attn: Chief Financial Officer
311 California Street, Suite 420
San Francisco, CA 93114

Re:
Warrant to Purchase Shares of Preferred Stock, by and between Transphorm, Inc. and Leader Equity, LLC dated April 15, 2009 (the “2009 Warrant”) and Warrant to Purchase Shares of Preferred Stock, by and between Transphorm, Inc. and Leader Equity, LLC dated November 3, 2010 (the “2010 Warrant”), (collectively, the “Warrants”)

Dear Leader Ventures:
We are pleased to announce that Transphorm, Inc. (“Transphorm”) is entering into a stock purchase agreement with Kohlberg Kravis Roberts & Co., L.P. and/or certain affiliates thereof (collectively, “KKR”), pursuant to which KKR will purchase, in one or more closings, preferred stock of Transphorm (the “Transaction”).
This letter is being delivered to Leader Ventures, LLC (“Leader”) to officially notify Leader of the Transaction and to obtain an amendment to the Warrants. In connection with the Transaction, the preferred stock issuable upon the exercise of the Warrants will no longer exist. As such, this letter seeks to amend the Warrants so that immediately following the Transaction, the Warrant will be exercisable for shares of the Transphorm’s common stock, par value $0.001 per share (“Common Stock”).
By signing below, Leader hereby consents, effective upon the closing of the Transaction, that: (i) where the 2009 Warrant defines “Series Preferred” in Section 1(n) it will now refer to Common Stock, and (ii) where the 2010 Warrant defines “Series Preferred” in Section 1(n) it will now refer to Common Stock. For purposes of clarity, all references to “Shares” or “Preferred Shares” in the Warrants will immediately following the Transaction refer to the Common Stock of Transphorm. Additionally, Leader hereby waives its rights under Section 5(a) of the Warrants in connection with the Transaction. Leader hereby waives any notice provisions in the Warrants not complied with hereunder in connection with the Transaction. Except as expressly modified by the terms of this consent, the Warrants shall remain in full force and effect in accordance with its terms.

Please indicate Leader’s consent and acknowledgement by signing two copies of this letter, returning one copy by email to Killian Nolan at knolan@wsgr.com, with the original signed copy to follow by mail by May 26, 2015 to Wilson Sonsini Goodrich & Rosati, Attn: Killian Nolan, 650 Page Mill Road, Palo Alto, CA 94304. Please keep the other signed copy for your records. If the initial closing of the Transaction is not completed, this consent and acknowledgement will be of no force and effect.
We are extremely excited about the contemplated Transaction and the opportunity to continue our relationship with you following completion of the Transaction. Should you have any questions regarding this request, please contact me at (805) 456-1300 x140 or scott.gibson@transphormusa.com. We look forward to your consent, and thank you for your cooperation in this matter.

Very truly yours,

/s/ Scott Gibson

Transphorm, Inc. Name: Scott Gibson Title: Chief Financial Officer
On behalf of Leader, I have read the foregoing, understand it and, by signing below, acknowledge and agree to the foregoing consent, affirmation and waiver.

LEADER VENTURES, LLC

By:	/s/ Robert W. Molke

Name:	Robert W. Molke

Title:	Managing Director

Dated:	5/22/2015